Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C

(Form Type)

Micropac Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$53,038,040 (1)	0.00015310	$8,120.12 (2)
Fees Previously Paid	—		—
Total Transaction Valuation	$53,038,040
Total Fees Due for Filing			$8,120.12
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$8,120.12

(1)	Aggregate number of securities to which transaction applies: As of October 31, 2024, the maximum number of shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Micropac Industries, Inc. (the “Registrant”) to which this transaction applies is estimated to be 2,651,902, which consists of (i) 2,578,315 shares of Common Stock entitled to receive the per share merger consideration of $20.00; (ii) 39,020 shares of Common Stock underlying the outstanding Registrant restricted stock units (“RSUs”), which may be entitled to receive the per share merger consideration of $20.00; and (iii) 34,567 shares of Common Stock underlying the outstanding Registrant performance-based restricted stock units (“PSUs”), which may be entitled to receive the per share merger consideration of $20.00.

(2)	Estimated solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by adding (i) the product of 2,578,315 shares of Common Stock that were issued and outstanding entitled to receive the per share merger consideration and the per share merger consideration of $20.00, plus (ii) the product of 39,020 shares of Common Stock underlying the outstanding RSUs and the per share merger consideration of $20.00; and plus (iii) the product of 34,567 shares of Common Stock underlying the outstanding PSUs and the per share merger consideration of $20.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0015310.